TOLLING AND STANDSTILL AGREEMENT

This tolling and standstill agreement (the “Agreement”) is made and entered into as of April 2, 2018 (the “Effective Date”), among: (a) Schulte Roth & Zabel LLP, on behalf of Empery Asset Master, Ltd., Empery Tax Efficient LP, Empery Tax Efficient II LP, and Hudson Bay Master Fund, Ltd. (together, the “Investors”); and (b) Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., on behalf of Microbot Medical Inc. (“Microbot” or the “Company,” and together with the Investors, the “Parties”).

RECITALS

WHEREAS, on or about June 5, 2017, Microbot entered into a Stock Purchase Agreement with the Investors, among others (the “SPA”), through which the Investors purchased shares of Microbot common stock;

WHEREAS, on June 29, 2017, Sabby Healthcare Master Fund Ltd. and Sabby Volatility Warrant Master Fund Ltd. (the “Sabby Funds”), each of which are parties to the SPA and purchasers of Microbot common stock, filed a complaint in the Supreme Court of the State of New York, New York County (the “Complaint”), captioned Sabby Healthcare Master Fund Ltd. et al, v. Microbot Medical Inc., Index No. 654581/2017 (N.Y. Sup. Ct. N.Y. Cnty. June 29, 2017) (the “Action”);

WHEREAS, the Sabby Funds allege in the Action that Microbot breached material representations and warranties contained in the SPA, including those set forth in paragraphs 3.1(g) and 3.1(y) and Schedule 3.1(g), by representing that Alpha Capital Anstat (“Alpha Capital”), the holder of large block of convertible shares, was an “affiliate” of the Company (the “Matter”);

WHEREAS, the Sabby Funds allege in the Action that an affiliate of the Company would be subject to certain trading restrictions under the Securities Act of 1933, but that Alpha Capital has freely sold a large volume of common stock, leading to a significant decline in the Company’s stock price;

WHEREAS, the Investors believe that the basis for the claims asserted in the Action apply equally to the Investors (the “Investors’ Claims”);

WHEREAS, the Company affirmatively has denied the allegations asserted in the Action and denies that it has any liability arising out or related to the Matter;

WHEREAS, the Parties have engaged in settlement discussions which may obviate the need for continued or additional litigation concerning the Investors’ Claims;

WHEREAS, the Investors agree not to bring any claims against the Company arising out of the Matter;

WHEREAS, the Parties agree that if the Company reaches an agreement to settle the claims asserted by the Sabby Funds in the Action (a “Settlement”), the Company will provide the same settlement terms on a pro rata basis to the Investors;

WHEREAS, the Parties desire to freeze in time the rights and privileges of each Party as of the Effective Date, until: (i); an agreement to settle the Action is executed; (ii) a judgment in the Action is obtained; or (iii) the Action is otherwise dismissed with prejudice.

AGREEMENT

NOW, THEREFORE, based on the recitals set forth above which are incorporated herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	The only action, proceeding, claim, cause of action, or lawsuit that may be commenced or asserted based on the statute of limitations (“SOL”) having been tolled by this Agreement is an action by the Investors arising out of the Matter.

2.	This Agreement shall remain in force and effect from the Effective Date until five business days after any one of the following, whichever shall occur first (the “Expiration Date”): (i) a judgment in the Action is obtained; (ii) an agreement to settle the Action is reached; or (iii) the Action is otherwise dismissed with prejudice.; provided, that the termination of this Agreement shall have no effect upon the Tolling Period.

3.	The time period from the Effective Date until the Expiration Date (the “Tolling Period”) shall not be counted in determining the time in which the Investors shall be permitted by any SOL to file an action. The Parties hereby expressly waive any defense under any SOL, and agree not to assert time-based defenses of any kind, including but not limited to laches, waiver, or estoppel, to any action arising out of the Matter due to the Tolling Period.

4.	Except as expressly provided herein, nothing in this Agreement shall affect any defense available to any Party as of the Effective Date of this Agreement, and this Agreement shall not be deemed to revive any claim that is or was already barred on the Effective Date.

5.	Any Party may extend the Tolling Period upon the written consent of the other Parties prior to the Expiration Date; in which case, the Expiration Date shall be extended until 11:59 PM (New York time) on the date so specified.

6.	The Investors waive any right to commence an action arising out of the Matter during the Tolling Period, but nothing in this Agreement shall affect or infringe the Investors’ right to commence an action relating to other matters, including, without limitation, those relating to this Agreement, subject to paragraph 7 of this Agreement.

7.	The Parties agree that if, and whenever on or after the date hereof, the Company enters into a Settlement, then (i) the Company shall provide notice thereof to the Investors immediately following the execution of the Settlement, (ii) the terms and conditions of the Settlement shall, without any further action by the Investors, automatically be extended to the Investors in an economically and legally equivalent manner to the terms of the Settlement, which shall apply pro-rata to each Investor based on the number of shares of common stock of the Company purchased by such Investor pursuant to the SPA in relation to the number of shares of common stock of the Company purchased by the Sabby Funds pursuant to the SPA (the settlement with the Investors, the “Investor Settlement”) and (iii) the Investors will either (x) accept the Investor Settlement within 10 days from the time the terms of the Investor Settlement are fully disclosed or (y) be deemed to have waived all of the Investors’ Claims.

2

8.	Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, no later than five (5) business days after any Settlement, the Company shall take all actions necessary to give effect to the Investor Settlement (unless the Investors waive all of the Investors’ Claims), including by drafting a settlement agreement to be executed by the Company and the Investors reflecting the terms and conditions of the Investor Settlement.

9.	The Investors waive any right to commence an action arising out of the Matter and waive all of the Investors’ Claims following the receipt of an executed settlement agreement from the Company reflecting the terms and conditions of the Investor Settlement.

10.	Nothing in this Agreement shall constitute or be construed as an admission by any Party that any claim could or could not properly be asserted against it by any other Party, or that any such claim would or would not have any basis in law or in fact. Except as expressly provided in paragraphs 1 and 2, with respect to time-based defenses, this Agreement is not intended to and shall not have any effect upon any defense that any Party may assert in any action.

11.	This Agreement constitutes the entire agreement between the Parties and supersedes any prior negotiations and agreement between the Parties, whether written or oral, concerning the subject matter hereof. This Agreement may not be modified except in writing duly executed by applicable Parties or their authorized representatives.

12.	This Agreement shall be governed in all respects by the laws of the State of New York, as applicable, in effect at the time of its execution without reference to its choice of law rules.

13.	This Agreement shall be immediately effective and enforceable upon each Party upon the execution of this Agreement by such Party.

14.	This Agreement may be executed in counterparts by original signature, facsimile or pdf, each of which counterparts shall be deemed an original, fully enforceable counterpart for all purposes, but all of which shall together constitute one and the same agreement.

15.	If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16.	The Parties hereby agree and acknowledge that it has had a full opportunity to consult with any individual or entity and to review any materials that it desired to review in connection with the consideration and evaluation of this Agreement. This Agreement, therefore, shall not be construed against any Party on the basis that the Party was the drafter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SCHULTE ROTH & ZABEL LLP

By:	/s/ Andrew Gladstein
Title:	Counsel to Empery and Hudson Bay

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

By:	/s/ John F. Sylvia
Title:	Counsel to Microbot Medical, Inc.

4